Exhibit 10.48

Richard J. Kurtz
Nine Duck Pond Road
Alpine, New Jersey  07632

March 23, 2010

Lapolla Industries, Inc.
15402 Vantage Parkway East, Suite 322
Houston, Texas  77032

Re:	2010 Year Financial Commitment

Gentlemen:

This is in response to your request that I provide an assurance as to funding of up to $11,000,000 to be used as working capital to facilitate growth and expansion of Lapolla Industries, Inc. (the “Company”), as and when such funds are deemed required by Management.

I hereby confirm that I so commit to provide during fiscal 2010, upon the request of Management, up to a total of $11,000,000 in cash funds for use as working capital by the Company.

I understand that such funding will take the form of a demand loan bearing 8% interest per annum.  This commitment will either be satisfied from personal funds, or, I will cause the funds to be otherwise provided by an appropriate lending or other institution.

I have been further advised and understand that the aforesaid commitment and obligation will be superseded in the event and to the extent that the Company is independently funded by a third party source in an amount of at least $11,000,000, either privately or institutionally, during fiscal 2010.

I also understand that if ComVest Capital, LLC and the Company enter into a modification to the existing Credit Facility which matures on August 31, 2010, that the value of the modification entered into therewith shall be considered funds received from a third party source and shall serve as an offset against my commitment herein.

In the event that I, or the lending institution utilized by me, have loaned funds pursuant to the above commitment, and the Company raises funds through any other available independent means afterwards during the 2010 year which exceed the above commitment, such loans, in my sole discretion, shall be promptly repaid.

Very truly yours,

/s/  Richard Kurtz

Richard Kurtz

RK:djp